Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (the “Agreement”) is made October 16, 2021 (the “Effective Date”).

BETWEEN:

Venus Concept USA Inc.

(the “Company”)

- and -

Chad Zaring

(the “Contractor”)

(collectively referred to as the “Parties”)

WHEREAS the Company wishes to retain the Contractor as an independent contractor to provide certain services to the Company, on the terms and conditions set forth in this Agreement.

THEREFORE, the Parties agree as follows:

1.	TERM OF AGREEMENT

(a)
The term of this Agreement shall be for the period commencing on the Effective Date and continuing until March 31, 2022, unless terminated earlier in accordance with the provisions contained herein. Reference to “term” in this Agreement shall include any mutually agreed period of renewal or extension.

(b)
This Agreement may be terminated at any time and for any reason during this period by: (i) the Contractor providing the Company with 30 days prior written notice; or (ii) the Company providing the Contractor with 30 days prior written notice. Notwithstanding the foregoing, the Company may terminate this Agreement at any time without prior notice, (i) upon notice from Contractor that he has secured full time employment elsewhere, and (ii) for fraud, dishonesty, wilful neglect, misconduct, or any material breach of the terms hereof by the Contractor.

(c)	Upon termination of this Agreement for any reason whatsoever:

(i)	the Contractor shall have no further claims against the Company for damages of any nature whatsoever; and

(ii)
the Company shall only be responsible for the payment of any reasonable expenditures properly incurred by the Contractor under this Agreement up to the effective date of termination, and for payment of any fees accrued under this Agreement up to the effective date of termination.

(d)	Sections 7 and 8 shall survive the termination or expiration of this Agreement and shall remain binding upon the Contractor.

2.	SERVICES TO BE PROVIDED

(a)
The Company hereby retains the Contractor to perform those services set out in Schedule A of this Agreement and such other tasks as shall be assigned to the Contractor by the board of directors of the Company (the “Board”) or any designee of the Board at any time and from time to time (collectively, the “Services”).

(b)
The Company grants the Contractor the authority and discretion to do such things as may be reasonably necessary for the purposes of performing the Services. However, the Contractor shall not have the authority or discretion to enter into any agreement, contract or understanding that legally binds the Company or otherwise assume, create or incur any obligations or liabilities on behalf of the Company, except as expressly provided for in this Agreement, without first obtaining the prior written consent of the Company.

3.	FEES AND EXPENSES

In consideration of the Services provided, the Company shall pay to the Contractor a fee of $300.00 per hour (the “Fee”) where such payments will be made 30 days following receipt by the Company of an invoice prepared by the Contractor outlining the extent of Services provided and details of hours worked. The Contractor agrees to clearly reference the applicable sales tax registration number on all such invoices provided to the Company.

Company shall reimburse Contractor for all reasonable and necessary documented out of pocket expenses incurred or paid by Contractor in connection with, or related to, the performance of the Services. Contractor shall submit to Company itemized monthly statements, in a form satisfactory to Company, of such expenses incurred in the previous month. Company shall pay to Contractor amounts shown on each such statement within thirty (30) days after receipt thereof. Notwithstanding the foregoing, Contractor shall not incur total expenses in excess of $200 per month without the prior written approval of Company.

4.	HOURS OF WORK

There shall be no set hours of work. However, the Contractor agrees to be reasonably available to provide Services to the Company as may be required and only at the request of the Company. The Parties agree that such hours will not normally exceed 10 hours per week.

5.	INDEPENDENT CONTRACTOR

The Contractor is and shall remain at all times an independent contractor and is not, and shall not represent himself/herself to be an agent, joint venture, partner, officer, director or employee of the Company. Nothing contained in this Agreement is intended to create nor shall be construed as creating an employment relationship between the Contractor and the Company. The Contractor has sole responsibility, as an independent contractor, to comply with all laws, rules and regulations relating to the provision of Services. The Contractor shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers’ compensation insurance coverage. As an independent contractor, the Contractor shall not be entitled to any employment related benefits of any kind from the Company, except as provided for in the Confidential Separation and Release Agreement between the parties. Upon termination of this Agreement, the Company shall only be responsible for paying those Fees associated with Services provided by the Contractor up to and including the termination date.

6.	CONFLICT OF INTEREST

The Contractor agrees that, during the term of this Agreement, the Contractor will not, without the prior written consent of the Company, engage in, accept employment from, perform services for, or become affiliated with or connected with, either directly or indirectly, any person, firm, corporation, partnership or other business entity which is doing business with the Company relative to any project worked on by the Contractor under this Agreement, and further agrees that the Contractor will avoid all circumstances and actions which would place the Contractor in a position of divided loyalty with respect to the Contractor’s obligations in connection with this Agreement.

7.	CONFIDENTIAL INFORMATION

During the Contractor’s performance of the Services, the Contractor will have access to and be entrusted with confidential information relating to the Company, its subsidiaries and their respective customers, suppliers and employees (the “Confidential Information”), the particulars of which, if disclosed to competitors of the Company or to the general public, would be detrimental to the best interests of the Company. The Contractor, therefore, agrees that the Confidential Information is the exclusive property of the Company, and that while a contractor for the Company and at all times thereafter, the Contractor shall not, without the prior written consent of the Company:

(a)	reveal, disclose or make known any Confidential Information to any person; or

(b)	use the Confidential Information for any purpose, other than for the purpose of the Company.

8.	INTELLECTUAL PROPERTY

(a)
All worldwide rights, title and interest in any and all advances, computer programs, concepts, compositions, data, database technologies, designs, discoveries, domain names, drawings, formulae, ideas, improvements, integrated circuit typographies, inventions, know-how, mask works, sketches, software, practices, processes, research materials, trade-secrets, work methods, patents, trade-marks, copyright works and any other intellectual property (whether registrable or not) produced, made, composed, written, performed, or designed by the Contractor, either alone or jointly with others, in the course of the Contractor’s provision of Services to the Company and in any way relating to the business of the Company (the “Intellectual Property”), shall vest in and be the exclusive property of the Company.

(b)
Both during the Term and following termination or expiration of this Agreement, the Contractor shall fully and promptly disclose to the Company complete details of any Intellectual Property right arising in connection with the Contractor’s provision of Services to the Company with the intention that the Company shall have full knowledge and ownership of the working and practical applications of such right. At the expense of the Company, the Contractor shall co-operate in executing all necessary deeds and documents and shall co-operate in all other such acts and things as the Company may reasonably require in order to vest such Intellectual Property rights in the name of the Company.

(c)
The Contractor hereby waives any and all author’s, moral, and proprietary rights that the Contractor may now or in the future have in any Intellectual Property developed in the course of the Contractor’s provision of Services to the Company.

(d)
The Company shall have the sole and exclusive ownership of and right of control over any and all business, customers, and goodwill created or developed by the Contractor in the course of the Contractor’s provision of Services to the Company, including all information, records, and documents concerning business and customer accounts and all other instruments, documents, records, data, and information concerning or relating to the Company’s business activities, interests and pursuits.

9.	HEALTH AND SAFETY, DAMAGE TO PROPERTY

The Contractor shall comply with applicable health and safety laws, and hereby agrees to indemnify and hold harmless the Company, its directors, officers, agents and employees from and against any and all claims, demands, suits, losses, fines, surcharges, damages, costs and expenses arising out of the Contractor’s failure to comply with such laws. The Contractor further agrees to indemnify and hold the Company, its directors, officers, agents and employees harmless from and against any and all liabilities, claims, demands, suits, losses, fines, surcharges, damages, costs and expenses relating to the injury or death of any person, damage to or destruction of any property, which is directly or indirectly caused by any act or omission on the part of the Contractor or any employees of the Contractor engaged in providing Services to the Company.

10.	SEVERABILITY

In the event that any covenant, provision or restriction contained in this Agreement is found to be void or unenforceable (in whole or in part) by a court of competent jurisdiction, it shall not affect or impair the validity of any other covenant, provisions or restrictions contained herein, nor shall it affect the validity or enforceability of such covenants, provisions or restrictions in any other jurisdiction or in regard to other circumstances. Any covenants, provisions or restrictions found to be void or unenforceable are declared to be separate and distinct, and the remaining covenants, provisions and restrictions shall remain in full force and effect.

11.	CHANGES TO AGREEMENT

Any modifications or amendments to this Agreement must be in writing and signed by both Parties or else they shall have no force and effect. The Parties specifically acknowledge that the Company’s continued retention of the Contractor shall be sufficient and ample consideration supporting any future modifications or amendments to this Agreement.

12.	ENUREMENT

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns, including without limitation, the Contractor’s heirs, executors, administrators and personal representatives.

13.	ASSIGNMENT

The Contractor may not assign any of the Contractor’s rights or delegate any of the Contractor’s duties or responsibilities under this Agreement, without the Company’s prior written consent. The Company may, without the consent of the Contractor, assign its rights, duties and obligations under this Agreement to an affiliate or to a purchaser of all, or substantially all of the assets of the Company.

14.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties and supersedes and replaces any and all other representations, understandings, negotiations and previous agreements, written or oral, express or implied.

15.	LEGAL ADVICE

The Contractor acknowledges that the Contractor has read and understands the terms and conditions contained in this Agreement, and that the Company has provided a reasonable opportunity for the Contractor to seek independent legal advice prior to executing this Agreement.

16.	CURRENCY

All dollar amounts set forth or referred to in this Agreement refer to USD currency.

17.	NOTICES
17.1	Notice to Contractor

Any notice required or permitted to be given to the Contractor shall be deemed to have been received if delivered personally to the Contractor, sent to 312 Morning Mist Lane, Franklin, TN, 37064, or if mailed by registered mail to the Contractor’s business address last known to the Company.

17.2	Notice to Company

Any notice required or permitted to be given to the Company shall be deemed to have been received if delivered personally to, mailed by registered mail, or sent to 1880 N Commerce Parkway, Suite 2. Weston, FL 33326 addressed to the attention of Anna Georgiadis, Vice President, Global Human Resources.

18.	GOVERNING LAW

This Agreement and all disputes arising hereunder shall be subject to, governed by, and construed in accordance with the laws of the State of Florida, without regard to conflict of laws provisions. All disputes arising under or relating to this Agreement shall be resolved in the federal or state courts of Florida.

IN WITNESS OF WHICH the Parties have duly executed this Agreement:

Venus Concept USA Inc.

By:	/s/ Domenic Serafino
Name: Domenic Serafino
Title: Chief Executive Officer

/s/ Chad Zaring
Chad Zaring

SCHEDULE A

SERVICES TO BE PROVIDED

The Contractor shall perform such duties as assigned to him/her from time to time, including, but not limited to the following:

•	Consultation on the development of the Company’s robotics sales strategy